UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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EAGLE MATERIALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Proxy Statement

On June 23, 2025, Eagle Materials Inc. filed with the Securities and Exchange Commission its definitive proxy statement (the “Proxy Statement”) for its annual meeting of stockholders (the “Annual Meeting”) to be held at 8:00 a.m., local time, on Monday, August 4, 2025, at Douglas Conference Center, 8343 Douglas Avenue, Dallas, TX 75225.

This supplement to the Proxy Statement is being filed solely to include a graphic at the beginning of Proposal No. 3, which relates to an advisory vote on a stockholder proposal requesting declassification of our Board of Directors. This graphic was inadvertently omitted from the Proxy Statement as originally filed. Although the inclusion of the proponent's graphic is the sole change that has been made, Proposal No. 3 is reproduced below in its entirety for ease of reference.

This supplement should be read in conjunction with the Proxy Statement as a whole. All information set forth in the Proxy Statement, as supplemented by the information included in this supplement, should be considered in casting your vote by proxy or at the Annual Meeting.

The date of these materials is June 26, 2025.

Proposal No. 3:

Advisory Vote on a Stockholder Proposal Requesting the Declassification of our Board

The Company received the following from K-Bar Holdings, LLC, 4030 S. Whitehorse Road, #408, Malvern, PA 19355:

RESOLVED: Stockholders of Eagle Materials, Inc. hereby entreat the Board of Directors to take the steps necessary to promptly, such as via a Special Meeting, amend the Restated Certificate of Incorporation dated 04/11/06 (the “Certificate of Incorporation”), and any other appropriate governing document(s), to eliminate the outdated classified board structure over a three-year transition period to increase the timely accountability of all Directors to all stockholders (the “Amendment”). The full text of the proposed Amendment to Article V-b(2) of the Certificate of Incorporation is included below.

Proposed Amendment to Restated Certificate of Incorporation dated 04/11/06 - Article V-b(2):

"(2) Transition to De-Classified Board. Until the conclusion of the Corporation's 2028 annual meeting of stockholders (the "2028 Annual Meeting"), the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Each person elected as a director of the Corporation at or after the annual meeting of stockholders that is held in calendar year 2026 (the "2026 Annual Meeting"), whether to succeed a person whose term of office as a director has expired or to fill any vacancy, shall be elected for a term expiring at the next annual meeting of stockholders. Each director elected prior to the 2028 Annual Meeting shall continue to serve as a director for the term for which he or she was originally elected. In each case, each director shall hold office until such director's successor is duly elected and qualified, or until such director's earlier death, resignation, retirement, disqualification or removal from office."

Strike From Current Restated Certificate of Incorporation dated 04/11/06 Article V-b(2):

~~(2) Classified Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes: Class I, Class II and Class III. Each person serving as a member of the Board of Directors as of the Effective Time has been assigned to one of such classes, pursuant to the provisions of this Restated Certificate of Incorporation as in effect prior to the Effective Time. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors. Each director shall hold office until the annual meeting of stockholders at which his term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.~~

~~At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.~~

~~In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated.~~

Increase Long-Term Stockholder Value!

Vote FOR the De-Classification of the Board of Directors - Proposal 3

Board Statement in Opposition

The Board unanimously recommends a vote “AGAINST” this stockholder proposal

Our Board has carefully considered the stockholder proposal and believes it is not in the best interests of the Company or our stockholders.

Our Board is divided into three classes, with the members of each class serving for a three-year term. We have had a classified board structure since the time of our initial public offering, and we believe that this structure continues to serve the interests of the Company and its stockholders, for the reasons described below. We are committed to strong and responsive corporate governance, and our Board regularly reviews our governance structure, including our classified board structure, the composition of our Board and the contribution of its members.

After thorough review, the Board unanimously recommends voting “AGAINST” the proposal.

Long-Term Strategic Focus

Our classified board structure creates an environment that enhances the Company’s ability to carry out and implement long-term strategic planning. In addition, it reduces the potential influence of certain investors and special interest groups with agendas that may not take into account factors affecting the Company and its stockholders in the long term. We believe that annual elections of directors can, in some cases, lead to short-term focus or an over-concentration on immediate results.

We also believe that our classified board structure assists us in recruiting highly qualified directors who are willing and able to commit to the Company over the long term and develop a deep understanding of our business. A long-term perspective is particularly beneficial for mid-cap companies like ours, which require sustained investments and consistency in strategic planning to successfully compete and grow in highly competitive and diverse market environments. In addition, mid-cap companies—especially those that, like the Company, operate in capital-intensive industries requiring multi-year investment horizons—can be more vulnerable to short-term-oriented activist investors.

Continuity, Stability, and Institutional Knowledge

Our Board believes the current classified structure provides essential continuity and helps ensure that our directors are able to acquire, develop, and transmit substantial institutional knowledge regarding the Company and its business. It also creates balance by allowing new directors to bring “fresh viewpoints” to the Company while relying on the experience and insights of longer serving directors.

Unlike a declassified board—which could be completely replaced in a single year by directors unfamiliar with the Company—a classified board structure supports gradual, managed transitions. In contrast, declassification has the potential of leading to abrupt changes to the composition of our Board, potentially disrupting ongoing strategic initiatives and diminishing the Board’s effectiveness during periods of market volatility or operational challenges.

Protection of Stockholder Value

A classified board structure is widely recognized as an effective defense against hostile takeover attempts or activist campaigns focused on short-term financial gains. In the absence of a classified board, a hostile bidder could potentially replace a declassified board in a single election cycle with directors unfamiliar with our Company, thereby reducing the Board’s ability to protect the long-term strategic interests of the Company and its stockholders. Our classified structure does not preclude a takeover, but it does provide the Board sufficient flexibility, time and leverage to thoroughly evaluate unsolicited offers or proposals, negotiate effectively with potential bidders, and consider alternative strategies that are designed to maximize long-term stockholder value.

Economic Analyses

The economic literature on staggered boards is robust, as there have been numerous studies attempting to examine the effects of board classification and declassification on company value. Many of the most recent studies, including those authored by Martijn Cremers, Lubomir Litov and Simone Sepe in 2016 and 2017, have tended to show that the adoption of staggered boards is associated with an increase in company value and that the declassification of boards is associated with a decrease in company value. These studies suggest that staggered boards could contribute to company value by preventing inefficient takeovers and/or serving to confirm a company’s commitment to the long-term interests of stockholders.

Prevalence Among Similarly Situated Companies

Despite a trend toward declassification among some categories of companies (such as companies included in the S&P 500), classified boards remain prevalent among mid-cap companies. Our Board believes that maintaining a classified structure not only provides the benefits described above, but is also consistent with the governance approach adopted by similar companies. For example, over half of the members of the Company’s peer group described in this proxy statement maintain a classified board. Our classified structure aligns with industry practice and peer company standards, reinforcing our Board’s judgment that the current structure best serves our stockholders.

Accountability to Stockholders

We believe our Board remains accountable to the Company’s stockholders, and that accountability should be defined by the degree of responsiveness of our directors to stockholder issues and concerns, rather than by the duration of their terms. Moreover, we believe that a classified board structure bolsters the autonomy of independent directors, by insulating them from pressure to meet short-term goals and allowing them to focus on the long-term interests of stockholders.

Under Delaware law, all of our directors, irrespective of their term length, have a fiduciary responsibility to act in a manner they genuinely believe is in the best interests of the Company and its stockholders. Our entire Board is evaluated annually during our Board self-assessment process. In addition, at each annual meeting, stockholders have the opportunity to evaluate and elect approximately one-third of the Board. Our robust governance practices are intended to ensure ongoing accountability, responsiveness to stockholder concerns, and continuous improvement of Board effectiveness.

As a result of our governance practices, the composition of our Board has recently undergone and continues to undergo significant changes. Mary P. Ricciardello and Mauro Gregorio joined our Board as independent directors in 2020 and 2021, respectively. Each of F. William Barnett and Ed H. Bowman ceased to serve as an independent member of our Board in 2022. David Rush joined our Board as an independent director on May 15, 2025. Finally, each of David B. Powers and Richard R. Stewart is expected to cease to serve as an independent member of our Board on the date of our 2025 annual stockholder meeting in accordance with our director retirement policy. These changes evidence our commitment to evaluating the composition of our Board on a continuous basis and promoting refreshment where appropriate to ensure effective governance.

Recommendation of the Board

For the reasons outlined above, our Board of Directors believes that retaining our classified board structure enhances long-term stockholder value. Our Board of Directors unanimously recommends that holders of Common Stock vote AGAINST this stockholder proposal.